EXHIBIT (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and the Statement of Additional Information, and to the use of our reports: (1) April 8, 2009, with respect to the statutory-basis financial statements and schedules of Monumental Life Insurance Company, and (2) dated March 25, 2009, with respect to the financial statements of the subaccounts of Separate Account VA DD, included in Post-Effective Amendment No. 5 to the Registration Statement (Form N-4 No. 333-146328) under the Securities Act of 1933 and related Prospectus of the Vanguard Variable Annuity.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 27, 2009